Exhibit (a)(1)(iv)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LONGBOARD PHARMACEUTICALS, INC.

at

$60.00 Per Share

by

LANGKAWI CORPORATION

a direct wholly owned subsidiary of

LUNDBECK LLC

and an indirect wholly owned subsidiary of

H. LUNDBECK A/S

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,
EASTERN TIME, ON NOVEMBER 27, 2024, UNLESS THE OFFER
IS EXTENDED OR EARLIER TERMINATED.
October 30, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase dated October 30, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by Langkawi Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of H. Lundbeck A/S, a Danish aktieselskab (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Longboard Pharmaceuticals, Inc., a Delaware corporation (“Longboard”), for $60.00 per Share (the “Offer Price”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Longboard’s Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.
Your attention is directed to the following:
1.	The Offer Price is $60.00 per Share, in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.
2.	The Offer is being made for all outstanding Shares.
3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 2024 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Longboard, Parent, Purchaser and Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent. The Merger Agreement provides, among other things, that as promptly as reasonably practicable, on the same day as the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will merge with and into Longboard (the “Merger”), with Longboard continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Merger Effective Time”), each outstanding Share (other than (i) Shares held by Longboard or held in Longboard’s treasury, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest, subject to any applicable withholding of taxes upon the terms and subject to the conditions set forth in the Offer to Purchase. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Longboard who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. The Merger Agreement is more fully described in “Section 13-Transaction Documents” of the Offer to Purchase.
4.
The board of directors of Longboard (the “Longboard Board”), unanimously (a) determined that the entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are fair and advisable, and in the best interest of, Longboard and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by Longboard of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.
The Offer and withdrawal rights expire one minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Time”).

6.
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended, to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions are not satisfied or waived in writing by Parent as of the Expiration Time: (a) there have been validly tendered and not validly withdrawn shares of Voting Common Stock that, considered together with all other shares of Voting Common Stock (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding shares of Voting Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one share of Voting Common Stock more than 50% of the sum of (i) the total number of shares of Voting Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the total number of shares of Voting Common Stock that Longboard is required to issue upon conversion, settlement, exchange or exercise of all Non-Voting Common Stock, options, warrants, rights or other securities for which the holder has, by the time of the expiration of the Offer, elected to convert, settle, exchange or exercise or for which the conversion, settlement, exchange or exercise date has already occurred by the time of the expiration of the Offer (but without duplication); (b) the representations and warranties of Longboard as set forth in the Merger Agreement are true and correct, subject to applicable materiality and other qualifiers as set forth in the Merger Agreement (the “Representations Condition”); (c) Longboard having complied with or performed in all material respects all of Longboard’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”); (d) Parent and Purchaser having received a certificate of Longboard, validly executed for and on behalf of Longboard and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the Representations Condition, the Obligations Condition and the MAE Condition (defined below) have been duly satisfied; (e) (i) any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or terminated, and any agreement with any governmental body not to consummate the Offer mutually agreed to by the parties shall have expired or terminated, and (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date hereof by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; (f) there shall be no pending lawsuit by any governmental body explicitly seeking to impose a Remedy Action (defined in “Section 13-The Transaction Documents-Regulatory Undertakings” of the Offer to Purchase) on any of the Parent, Longboard or any of their respective affiliates that is not a Required Remedy Action (defined in “Section 13-The Transaction Documents-Regulatory Undertakings” of the Offer to Purchase) (the “Remedy Condition”); and (g) since the date of the Merger Agreement, there not having occurred any Material Adverse Effect (as defined in the Merger Agreement) that is continuing (the “MAE Condition”). These conditions to the Offer are described in “Section 15-Conditions to the Offer” of the Offer to Purchase.
7.
Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a current rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.
In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LONGBOARD PHARMACEUTICALS, INC.

at

$60.00 Per Share

by

LANGKAWI CORPORATION

a direct wholly owned subsidiary of

LUNDBECK LLC

and an indirect wholly owned subsidiary of

H. LUNDBECK A/S
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 30, 2024 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Langkawi Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of H. Lundbeck A/S, a Danish aktieselskab (“Parent”), to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Longboard Pharmaceuticals, Inc., a Delaware corporation (“Longboard”), for $60.00 per Share, in cash, without interest, subject to any applicable withholding of taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.
The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. We are not providing for guaranteed delivery procedures. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated
Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.